Exhibit 99.1

Mavenir Systems® Announces an Agreement to Acquire Stoke
Expanding Global Reach; Expanding Portfolio with LTE Security Gateways

RICHARDSON,TX – November 12, 2014 – Mavenir Systems® (NYSE:MVNR), a leading provider of software-based networking solutions, today announced that it has signed a definitive agreement to acquire Stoke, Inc., subject to customary closing conditions.
Stoke provides mobile gateway solutions to the broadband network industry and has been a market leader in deployed LTE Security Gateways. Through this acquisition, Mavenir will achieve three key objectives:

1.	Expanding its global reach, adding strong presence in markets like Japan and South Korea

2.	Enhancing its security product portfolio with the addition of LTE Security Gateways

3.	Entering into small-cell market with its own high performance gateway product

Stoke has a strong customer and partner base in key markets in APAC and EMEA. Specifically, Stoke counts NTT Docomo (NYSE: DCM) and Softbank (Tokyo: 9984) among its current customers and has built relationships with well-regarded integrators including Net One Systems (OTC: NONEY), Macnica Networks (Tokyo: 7631) in Japan and Samsung in South Korea. In addition to leveraging these new channels for its portfolio of 4G LTE solutions, Mavenir is rounding out its suite of security solutions with Stoke’s Security Gateway which will be distributed through existing channels to Mavenir’s global customer base.
“Upon completion of this acquisition, Mavenir will be expanding our portfolio and enhancing our expertise in security technologies at a critical juncture in 4G LTE network evolution,” said Pardeep Kohli, President and Chief Executive Officer, Mavenir Systems. “The transition to all-IP requires robust, high-performance security solutions at the access and interconnect points to 4G LTE networks. Combined with our Session Border Controller (SBC) and evolved Packet Data Gateway (ePDG), Stoke’s LTE Security Gateway (SEG) enables Mavenir to deliver a complete, secure, end to end solution to our customers globally.”
“We are very pleased to become part of Mavenir Systems and leverage the synergies of our strong customer and channel relationships. The Stoke product suite is a complementary addition to Mavenir’s technology,” said Vikash Varma, President and CEO, Stoke. “We share the same innovative approach to solving network problems for top Carriers.”
“Additionally, this acquisition expedites a key part of our growth strategy by providing penetration to the Japanese and South Korean markets, and strategically positions us in the emerging small cells market,” added Kohli. “Stoke brings a strong team that understands the global security gateway market. We are delighted to have them join the Mavenir team.”
Closing is subject to the customary conditions and is expected to be completed before November 21, 2014.

Exhibit 99.1

Conference Call
Mavenir has scheduled a teleconference today, Wednesday, November 12, 2014, at 6:00 p.m. Eastern Time to discuss the proposed acquisition. Participating in the call will be Pardeep Kohli, President and Chief Executive Officer, and Terry Hungle, Chief Financial Officer. Prepared remarks will be followed by a question and answer session.
To access this call, investors can dial the toll free number 1-855-302-8830 (domestic) or 1-330-871-6073 with the ID# 33891475.
A replay will be available following the call on Mavenir Systems’ Investor Relations website http://investor.mavenir.com and for one week at the following numbers: 855-859-2056 (domestic) or 404-537-3406 (international) with ID# 33891475.
Forward-Looking Statements
Statements in this press release that are not historical facts, including the statements regarding Mavenir’s success in the small cell/security gateway market, investment by carriers in encryption and decryption systems on 4G LTE networks and the completion of the transaction are forward-looking statements. Forward-looking statements can generally be identified by words such as “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “target,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those indicated by the forward-looking statements include risks regarding the timing of the investment in network security technology by 4G LTE carriers, our ability to integrate Stoke’s business into ours, our success in completing the acquisition, the satisfaction of the closing conditions to the acquisition and our ability to sell products to Stoke’s customers. You should not place undue reliance on these forward-looking statements. Mavenir does not assume any obligation to update the forward-looking statements provided herein to reflect events that occur or circumstances that exist after the date on which the forward-looking statements were made, except as required by law.

Exhibit 99.1

About Mavenir:
Mavenir Systems (NYSE: MVNR) provides software-based networking solutions that enable mobile service providers to deliver next generation services over 4G LTE networks. Mavenir™ has a fully virtualized end to end portfolio of Voice/Video, Messaging and Mobile Core products that include IP Multimedia Subsystem (IMS), Evolved Packet Core (EPC) and Session Border Controller (SBC). Mavenir's solutions, based on the award-winning mOne® software platform, leverage NFV and SDN technologies for deployments on cloud-based infrastructure.
© 2014 Mavenir Systems, Inc. All rights reserved. Mavenir Systems®, mOne®, AirMessenger®, Mavenir™, mStore™, mCloud™, and Transforming Mobile Networks™ are trademarks of Mavenir Systems, Inc.

About Stoke:

Stoke, Inc. delivers gateway solutions for the mobile border, securing LTE communications between the radio access network and the operator core, protecting subscribers while safeguarding critical mobile core infrastructure. Our products have been selected by the world's leading mobile network operators for technical excellence and quality, and we partner with leading industry equipment providers and systems integrators to ensure ongoing success and innovation. Stoke is a global market leader in deployed LTE Security Gateways with offices in the US, UK, France, Spain, Japan, Korea and Singapore.
STOKE® is a registered trademark of Stoke Inc.

CONTACT:
Media/Press
Maryvonne Tubb
Mavenir Systems, Inc.
+1 469 916 4393
pr@mavenir.com